Illumina and Pacific Biosciences Announce Termination of Merger Agreement

SAN DIEGO & MENLO PARK, Calif.- January 2, 2020 - Illumina, Inc. (NASDAQ: ILMN) and Pacific Biosciences of California, Inc. (NASDAQ:PACB) today announced that they have mutually agreed to terminate their merger agreement, previously announced on November 1, 2018, under which Illumina would acquire Pacific Biosciences at a fully diluted enterprise value of approximately $1.2 billion in an all-cash transaction.

Considering the lengthy regulatory approval process the transaction has already been subject to and continued uncertainty of the ultimate outcome, the parties decided that terminating the agreement is in the best interest of their respective shareholders and employees. In accordance with the merger agreement, Illumina will pay Pacific Biosciences a termination fee of $98 million.

“We believe this proposed combination would have broadened access to Pacific Biosciences sequencing technology, significantly expanded and accelerated innovation, and ultimately increased the clinical utility and impact of sequencing,” said Francis deSouza, President and Chief Executive Officer of Illumina. “I’d like to thank our employees, as well as the Pacific Biosciences team, for their unwavering dedication and commitment throughout this process. Moving forward, we will continue to look for ways to increase the impact and benefit of sequencing technologies for researchers, clinicians, and most importantly, patients.”

“We are disappointed that our customers and other stakeholders will not realize the powerful advantages of integrating the sequencing capabilities of our two companies,” said Michael Hunkapiller, Ph.D., Chief Executive Officer of Pacific Biosciences. “With that said, we are confident in the future of Pacific Biosciences as we continue to pursue improved sequencing accuracy and throughput that can be utilized in an ever-expanding number of applications.”

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ:PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing. More information is available at www.pacb.com.

About Illumina

Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical, and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture, and other emerging segments. To learn more, visit www.illumina.com and follow @illumina.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to future improvements in the technology of each of Illumina and Pacific Biosciences, the growth of each company, the expansion of the applications for each company’s products and technology, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond each of Illumina’s and Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Illumina’s and Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Illumina’s and Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Each of Illumina and Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Illumina Contacts

Media:
Jen Carroll
(858) 449-8082
pr@illumina.com
OR
Investors:
Jacquie Ross, CFA
(858) 882-2172
ir@illumina.com

Pacific Biosciences Contact

Ben Gong
(650) 521-8203
ir@pacificbiosciences.com